Exhibit 10.3
STRATOS INTERNATIONAL INC.
RESTRICTED STOCK AWARD AGREEMENT
(EMPLOYEE AWARD)
     This agreement dated as of ___ (the “Award Agreement”), is entered into by and between Stratos International Inc., a Delaware corporation (the “Company”), and ___ (the “Grantee”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them by the Stratos Lightwave, Inc. 2003 Stock Plan (the “Plan”).
     1. General. The purpose of the Plan is to provide selected officers, directors, employees and others performing services to the Company or any Subsidiary or Affiliate with additional incentive to promote the success of the Company’s business, encourage such persons to remain in the service of the Company and enable such persons to acquire proprietary interests in the Company. Shares of Restricted Stock are granted under this Award Agreement as of ___ (the “Award Date”) subject to all of the terms of this Award Agreement and pursuant to and subject to all of the provisions of the Plan applicable to Restricted Stock granted pursuant to Article 8 of the Plan, which provisions are, unless otherwise provided herein, incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein, and to such other terms necessary or appropriate to the grant hereof having been made. A copy of the Plan is on file in the offices of the Company.
     2. Grant. Effective as of the Award Date, the Company hereby grants to the Grantee a total of ___ shares of Restricted Stock (the “Restricted Shares”), subject to the restrictions set forth in Section 3 hereof and the Plan. If the Grantee does not execute and deliver a signed copy of this Award Agreement to the Secretary of the Company prior to the close of business on May 30, 2006, the Restricted Shares shall be immediately forfeited and this Award Agreement shall terminate and have no effect.
     3. Restrictions.
(a)	None of the Restricted Shares may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with Section 6 of this Award Agreement.

(b)	Any Restricted Shares that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates.
     4. Stock Certificates. Each stock certificate evidencing any Restricted Shares shall contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Committee in its sole discretion; and the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Grantee tender to the Company a stock power duly executed in blank relating thereto.
     5. Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any Restricted Shares until a stock certificate for the shares is issued in Grantee’s name. Once any such stock certificate is issued in Grantee’s name, the Grantee shall be entitled to all rights associated with ownership of the Restricted Shares, except that the Restricted Shares will remain subject to the restrictions set forth in Section 3 hereof and if any additional shares of Common Stock become issuable on the basis of such Restricted Shares (e.g., a stock dividend), any such additional shares shall be subject to the same restrictions as the shares of Restricted Shares to which they relate.
     6. Vesting. Except as otherwise provided in Sections 6(a), 6(b), 6(c) and 6(d), the Restricted Shares granted hereunder shall become vested on the fourth anniversary of the Award Date if the Grantee continues to be employed by the Company (or a Subsidiary or Affiliate thereof) through such date.
(a)	Up to fifty percent (50%) of the Restricted Shares shall become vested prior to the fourth anniversary of the Award Date based on the extent to which the Company’s Revenue for a fiscal year (commencing with the fiscal year ending April 30, 2007) exceeds the Company’s Revenue for the immediately preceding fiscal year. If the Grantee continues to be employed by the Company (or a Subsidiary or Affiliate thereof) through the last day of a fiscal year (commencing with the fiscal year ending April 30, 2007) and the Revenue reported by the Company for such fiscal year exceeds the Company’s Revenue for the immediately preceding fiscal year, then the Restricted Shares shall thereupon become immediately vested pursuant to the following schedule:

Fiscal Year Revenue as a	Percentage of Restricted Shares
Percentage of Previous Fiscal	Subject to Accelerated Vesting
Year Revenue

109.9% or less	0%

110%	10%

120%	20%

130%	30%

140%	40%

150% or more	50%

If the actual Revenue for a fiscal year is at least 110% and less than 150% of the Company’s Revenue for the previous fiscal year and is not set forth above, the percentage of Restricted Shares subject to accelerated vesting shall be determined by interpolating the percentages set forth above on a straight line basis. For purposes of the Plan, the Company’s “Revenue” shall mean the Company’s gross revenue as determined by the Committee and set forth in the audited consolidated financial statements of the Company, prepared in accordance with generally accepted accounting principles (“GAAP”). The Committee, in its sole discretion, may adjust the Revenue targets set forth herein to take into account any unusual or nonrecurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, including without limitation any acquisitions or dispositions, and any changes in applicable laws, regulations or accounting principles.
(b)	Up to fifty percent (50%) of the Restricted Shares shall become vested prior to the fourth anniversary of the Award Date based on the extent to which Net Income target levels set forth below are achieved after the Company’s 2006 fiscal year. If the Grantee continues to be employed by the Company (or a Subsidiary or Affiliate thereof) through the last day of a fiscal year (commencing with the fiscal year ended April 30, 2007) and the Net Income reported by the Company for such fiscal year exceeds the target levels set forth below, then Restricted Shares shall thereupon become immediately vested pursuant to the following schedule:

Fiscal Year	Percentage of Restricted Shares
Net Income	Subject to Accelerated Vesting

Less than Budget	0%

Budget	10%

Budget plus $2 million	20%

Budget plus $4 million	30%

Budget plus $6 million	40%

Budget plus $8 million or more	50%

If the actual Net Income for a fiscal year is at least $3 million and is less than $11 million and is not set forth above, the percentage of Restricted Shares subject to accelerated vesting shall be determined by interpolating the percentages set forth above on a straight line basis. For purposes of this Agreement, “Net Income” shall mean the Company’s net income as determined by the Committee and set forth in the audited financial statements of the Company, prepared in accordance with GAAP. The Committee, in its sole discretion, may adjust the Net Income targets set forth herein to take into account any unusual or nonrecurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, including without limitation any acquisitions or dispositions, and any changes in applicable laws, regulations or accounting principles.

(c)	All Restricted Shares shall become immediately vested upon a Change of Control, as defined in the Plan.
     7. Other Terms and Conditions. The Committee shall have the discretion to determine such other terms and provisions hereof as stated in the Plan.

     8. Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
     9. Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
     10. Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
     11. Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.
     12. Withholding. Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.
     13. Section 83(b) Election. Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid by the Grantee for the Restricted Shares, if any, and the fair market value of the Restricted Shares on the date Restricted Shares vest they will be reportable as ordinary income at that time. The parties acknowledge and agree that Grantee did not elect to be taxed on the Award Date with respect to Restricted Shares (rather than on the date when such shares vest) by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Award Date. As a result, Grantee may recognize ordinary income as the forfeiture restrictions lapse and the Restricted Shares vest.
     14. No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.

     15. Construction. This Award Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. Unless otherwise defined herein, capitalized terms in this Award Agreement shall have the same definitions as set forth in the Plan. Except as otherwise specifically set forth in the Award Agreement, the provisions of the Plan shall govern.
     16. Special Terms Relating to Severance Plan or Agreement. The Company and the Grantee hereby acknowledge and agree that as a condition to the grant of the Restricted Shares set forth in this Award Agreement, and notwithstanding the terms of any severance, management retention, change of control or other plan or agreement pursuant to which the Grantee is a party, a participant or otherwise has any rights (a “Severance Plan”):
(a)	the vesting of the Restricted Shares shall not accelerate pursuant to the terms of any Severance Plan on account of any change of control that is deemed to have occurred prior to the Award Date, including the merger of Sleeping Bear Merger Corp., a Delaware corporation and direct wholly owned subsidiary of the Company, into Sterling Holding Company, a Delaware corporation, or any termination of the Grantee’s employment following such change of control; and

(b)	as of the Award Date, no event has occurred and no circumstances exist that would entitle the Grantee to terminate employment with the Company (or any Subsidiary or Affiliate) for “Good Reason,” within the meaning of any Severance Plan, following any change of control that is deemed to have occurred prior to the Award Date pursuant to the terms of such Severance Plan.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GRANTEE	Stratos International, Inc.

By:

Its: